TERMINATED
AUG 1 2007

December 14, 2006
Agreement between:

- FIC USA Financial Services Ltd and FIC USA Investment Ltd., herein referred to as "FIC" located at Ste. 314-2906 W. Broadway, Vancouver, BC V6K 2G8 Canada and
- Amherst Enterprises Ltd., representing Jordan Goodman. herein referred to as "Jordan" and located at 84 Walworth Avenue, Scarsdale, New York 10583 USA.

A. Jordan's Responsibilities

1. Jordan's overall responsibilities shall include but not be limited to:
   - marketing FIC USA.
   - overseeing the business development and profitability of FIC USA.
   - developing and, at times, delivering FIC USA financial-education programming.
   - participating in strategic management meetings in person and via phone and email.
   - Supervising FIC Jr. events and spinoff programs

2. Jordan's marketing responsibilities shall include but not be limited to:
   - serving as Vice President of Corporate Development for FIC USA.
   - negotiating new marketing venues and marketing networks for FIC USA.
   - promoting FIC USA at Millionaire Mind Intensive follow-up events, either with another officer of FIC USA or solo.
   - promoting FIC USA at other events, either with another officer of FIC or solo, as required by FIC USA or initiated by Jordan on behalf of FIC.
   - promoting FIC USA on TV and radio programs.
   - promoting memberships to FIC USA on Jordan's website www.moneyanswers.com.
   - calling back newly enrolled FIC members to give them a consultation on their financial needs, as an inducement to have them enroll in the Club.

3. Jordan's responsibilities regarding the development and profitability of FIC USA shall include but not be limited to:
   - serving as VP of Marketing of FIC USA.
   - identifying vendors who can provide financial services valuable to FIC USA members, negotiating contractual agreement with the vendors to whom FIC USA members will be referred for financial services (including when possible white-label product and service offerings under FIC brand label, with all such contracts sent to the central office at Ste. 314-2906 W. Broadway, Vancouver, BC V6K 2G8).
   - managing the ongoing relationships with the vendors of financial services.
   - formulating and overseeing ongoing internal marketing campaigns of FIC USA to FIC USA members in order to stimulate ongoing sales of such services.
   - Assisting with the training and quality of customer service rendered by FIC USA.
   - Assisting with the preparation of budgets and business plans for FIC USA.

4. Jordan's other responsibilities shall include:
   - attending management strategic planning meetings, usually four per year and held in Vancouver.
   - joining, if asked, the FIC Dealflow Committee which oversees investment opportunities upon behalf of the FIC.
   - running 12 monthly Financial Enlightenment teleclasses starting March 2006. Each month he will teach one aspect of financial planning. Each call shall last approximately one hour.
   - participating in and sometimes hosting FIC USA Teleclub Meetings which start in March 2006. Each call will last 1-2 hours.

B. Jordan's Compensation

1. Jordan shall receive a monthly retainer fee of $2,500 (US) per month, due on the first day of the month, effective May 1, 2006. All compensation ceases immediately if Jordan Goodman is no longer under contract to FIC.

2. Jordan's compensation for marketing on behalf of FIC USA shall be 10% of gross revenue sales of all FIC USA memberships which result from meetings set up by FIC, such as Millionaire Mind Intensive followup enrollment seminars. Jordan shall be paid this amount if he presents or is onsite to present. For example, if an FIC USA membership sells for $1,000, then Jordan receives $100.

3. Jordan's compensation for marketing on behalf of FIC USA in venues which he creates on his own and which do not require the attendance of any FIC staff, or marketing or travel expenses by FIC, shall be 50% of gross revenue sales of all FIC USA memberships. This includes speeches at events that Jordan books on his own that do not require any FIC staff in attendance, though FIC volunteers can be provided to help in enrolling FIC members. This also includes FIC memberships that result from leads generated by Jordan's media activities on TV, radio, and through his website. For example, if an FIC USA membership sells for $1,000 and Jordan enrolls a member at an event he has created or through a lead he has produced through his media activities, Jordan shall get 50% of $1,000 or $500. If FIC staff is required at an event, or if FIC incurs marketing and travel costs to support Jordan at an event, Jordan shall receive 25% of the enrollment fee, or $250 on a $1,000 enrollment.

4. At Millionaire School for FIC USA only, Jordan will split the 10% commission on new membership revenue on a 50%/50% basis with Mike Lathigee for the events at which both present. This does not include FIC Canada, FIC RRSP or China Dragon Fund sales. For example, if 100 memberships were sold at a Millionaire School at which both Jordan and Mike presented, the gross revenue would be $100,000 (100 X $1000). The promoter's fee would be 50%, or $50,000. Jordan and Mike would split the 10% commission ($5,000) on the remaining $50,000, for a total of $2,500 apiece.

5. Jordan shall receive 25% of the net profits of all FIC Jr. events and spinoffs, including Money Camps and KidsWealth clubs. For example, if an FIC Jr. event produces a profit of $10,000, Jordan shall receive 25% of that amount, or $2,500. If the Club earns $100 from each attendee at a Money Camp, Jordan shall receive $25 per attendee. Jordan shall receive 25% of the enrollment fee of any person who enrolls in FIC at an FIC Jr. event.

6. Jordan also shall receive a commission of 10% of the gross proceeds on referral commissions to FIC USA, whether the commissions are derived from sales to FIC USA or FIC Canada members. For example, if the club receives a $1,250 gross commission on a product referral for a mortgage, then Jordan will receive a commission of $125. This commission is at an industry maximum and will be reviewed at the termination of this agreement to ensure fairness to Jordan and FIC.

7. Jordan shall also receive "exer-sale" options in FIC USA at market value at a rate of 1.5% of all offerings of FIC USA stock commencing February 16, 2006 and continuing until termination of this contract. In the event of termination of this agreement, Jordan must exercise his options within 30 days of termination. During the term of this agreement, the exercise period of these options is anytime within 5 years of their issuance and all options are vested upon issuance.

8. Jordan shall receive $1,000 for every Freedom Investment Club meeting he presides over wherever that may be.

9. Jordan shall be entitled to fees, paid by FIC Income Fund Ltd., in the amount of 3% of the aggregate gross profit from the FIC Income Fund offerings sold under the Offering Memorandum (in Canada) dated October 5, 2006 and the equivalent offerings to Accredited Investors in the United States, paid quarterly. Gross profit is defined (for FIC Income Fund Ltd.) as: interest revenue earned less interest expenses paid less operating expenses incurred. For the sole purposes of illustration, here is a hypothetical example:

Total Interest Revenue of $720,000
Total Interest Expense of $600,000
Operating Expenses of $20,000
Gross Profit of $100,000

Under these circumstances, Jordan Goodman would receive a total annual amount of $100,000 times 3%=$3000 paid in quarterly payments of $750 each. This clause shall terminate on October 5, 2008.

C. FIC USA Responsibilities (in addition to those referred to in previous sections)

1. FIC USA shall provide timely compensation, and substantiating reports, to Jordan for all fees described in Section B of this agreement, including:

a. a monthly retainer check for $2500 (US).

b. a monthly check for 10% of gross sales for all memberships in FIC USA and FIC Canada which result from Jordan's efforts in the preceding month at FIC events, and 50% of gross sales for events and leads created by Jordan, as described in Section B.1 of this agreement.

c. monthly checks for 10% of all referral fees earned by FIC USA in the preceding month, as described in Section B.2 of this agreement.

d. monthly statements of the FIC USA memberships and Financial Services products and services.

e. a quarterly statement of Jordan's share of all FIC USA stock offerings commencing February 16, 2006 plus a running tally of the value of all options which Jordan has earned to date.

f. Quarterly payment from the FIC Income Fund as defined above in section B.9.

g. Payments of $1,000 for each Club meeting Jordan presides over.

4. FIC USA shall cooperate fully with all reasonable efforts to market its financial services to FIC USA members, and will provide adequate staff to do so.

5. FIC USA shall reimburse in full all expenses which Jordan incurs while carrying out the responsibilities outlined in this agreement and all other responsibilities which the respective corporations require him to undertake.

6 . FIC USA shall be responsible for all costs for membership enrollment meetings.

7. FIC USA shall sell Jordan's books on the FIC website and link fulfillment operations to Jordan's website at www.moneyanswers.com.

OTHER

This contract shall be in effect for one year from its execution. The contract is renewable one year at a time at the discretion of both parties thereafter. This contract can be terminated with 30 days notice from either Jordan Goodman or an authorized officer of FIC, which for purposes of this contract includes Earle Pasquill or Mike Lathigee only.

Agreed:

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Freedom Investment Club

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Jordan Goodman, President of Amherst Enterprises Ltd.